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The Lincoln National Life Insurance Company
(the "Company")
A Stock Company
Home Office Location:                                                                                        [Fort Wayne, Indiana]
Administrator Mailing Address:                                                                                        The Lincoln National Life Insurance Company
[100 North Greene Street
P.O. Box 21008
Greensboro, NC 27420-21008]
State of Issue Department of Insurance:                                                                                                  [Alabama]
Consumer Services Phone Number:                                                                                          [(334) 269-3550]
The Lincoln National Life Insurance Company agrees to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death that the deaths of both Insureds occurred while this Policy is In Force and to provide the other rights and benefits according to the terms of this Policy.
Read this Policy Carefully
This is a legal contract between you and us.  This Policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this Policy.  In consideration of the application and the payment of premiums as provided, this Policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.  Pay particular attention to the Policy Specifications as they are specific to you and may contain important terms and conditions.
Right to Examine this Policy
You may return this Policy for any reason to the insurance agent through whom it was purchased, to any other insurance agent of the Company or to us at the Administrator Mailing Address listed above within [10] days after its receipt ([30] days after its receipt if this Policy is issued in replacement of other insurance, or any longer period as may be required by the applicable law in the state where this Policy is delivered or issued for delivery).  If returned, this Policy will be considered void from the Policy Date and we will refund, as of the date the returned Policy is received by us, the Accumulation Value less Debt plus any charges and fees taken under the Policy's terms.
ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
The Death Benefit Proceeds on the Policy Date equal the Initial Specified Amount of this Policy. Thereafter, the Death Benefit Proceeds may vary under the conditions described in the "Insurance Coverage and Death Benefit Provisions" of this Policy.
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[President]                                                                                                                [Secretary]
Insureds:	[INSURED NAME] [INSURED NAME]
Policy Number:	[SPECIMEN]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE SURVIVORSHIP LIFE INSURANCE POLICY
Death Benefit Proceeds are payable if the deaths of both Insureds occurred while this Policy is In Force.  Investment results are reflected in Policy benefits.  The Surrender Value is payable upon surrender of this Policy.  Flexible premiums are payable to the earlier of the younger Insured's Attained Age 121 or the Second Death. Planned Premium payments and additional Riders and/or benefits are shown in the Policy Specifications.  This Policy is non-participating; it is not eligible for dividends.
For information or assistance regarding this Policy call: [800-487-1485]

Table of Contents
Provision Page*
Summary of Policy Features...............................................................................................................................................2a
Individual Flexible Premium Variable Adjustable Survivorship Life Insurance; Coverage Duration; Accumulation Value; Interest; Separate Account Performance; No-Lapse Enhancement Rider; Monitoring Your Policy's Performance

Policy Specifications...........................................................................................................................................................3
Summarizes benefits that you purchased including charges and expenses.

Riders and Benefits Charges.....................................................................................................................................3a

Table of Surrender Charges........................................................................................................................................ 3b
Surrender Charge as of Beginning of Policy Year; Calculation of Charge for Decrease in Specified Amount

Table of Expense Charges and Fees.......................................................................................................................... 3c Guaranteed Maximum Premium Load; Cost of Insurance; Guaranteed Maximum Monthly Administrative Fee; Guaranteed Maximum Mortality and Expense Risk ("M&E") Charge Rate; Transfer Fee

Table of Guaranteed Maximum Cost of Insurance Rates......................................................................................... 3d

Corridor Percentages Table........................................................................................................................................ 3e
Death Benefit Qualification Test

Definitions............................................................................................................................................................................. 5

The Contract..........................................................................................................................................................................7
Entire Contract; Changes to Contract Terms; Non-Participating; Misstatement of Age or Sex; Incontestability

Ownership............................................................................................................................................................................. 7
Rights of Owner; Transfer of Ownership; Assignment; Some Important Things You Should Do

Beneficiary............................................................................................................................................................................ 8
Beneficiary; Change of Beneficiary

Insurance Coverage and Death Benefit Provisions..........................................................................................................9
Date of Coverage; Termination of Coverage; Death Benefit Proceeds; Simultaneous Death; Notice of First Death; Notice of Claim; Income Tax on Death Benefits; Suicide; Method of Payment; Interest on Death Benefit; Continuation of Coverage After Younger Insured's Attained Age 121

Changes in Insurance Coverage....................................................................................................................................... 10
Increases in Specified Amount; Decreases in Specified Amount; Premium Class Changes; Rider and/or Benefit Additions; Change of Plan

Premium and Allocation Provisions................................................................................................................................. 11
Payment of Premiums; Planned Premiums; Additional Premiums; Premium Refund at Second Death; Premium Allocation Instructions; Account Allocation Instructions; Optional Sub-Account Allocation Programs

Grace Period, Continuation of Insurance and Reinstatement Provisions....................................................................13
Grace Period; Continuation of Insurance; Reinstatement

Policy Values Provisions................................................................................................................................................... 13
Accumulation Value; Fixed Account Value; Separate Account Value; Variable Accumulation Unit Value; Loan Account Value; Interest Credited Under Fixed Account; Interest Credited Under Loan Account; Mortality and Expense Risk ("M&E") Charge; Fees Associated with the Underlying Funds; Persistency Bonus; Persistency Bonus Rate; Monthly Deduction; Cost of Insurance; Cost of Insurance Rates; Basis of Values; Changes to NGEs

Separate Account Provisions............................................................................................................................................16
Separate Account; Sub-Accounts; Investments of the Sub-Accounts; Investment Risk; Underlying Fund Withdrawal and Substituted Securities

Transfer Privilege Provisions............................................................................................................................................17
Transfer Privilege; Transfer Fees; Transfers from the Fixed Account; Transfers From a Sub-Account; Change of Terms and Conditions

Surrender Provisions......................................................................................................................................................... 17
Surrender; Surrender Charges; Charge for Decrease in Specified Amount; Surrender Charge for Full Surrender; Partial Surrender (i.e. Withdrawal); Effect of Partial Surrenders on Accumulation Value and Specified Amount

Loan Provisions.................................................................................................................................................................. 18
Loans; Loan Account; Interest Rate Charged on Loan Account; Loan Repayment; Debt

General Provisions............................................................................................................................................................. 19
Annual Report; Compliance with the Internal Revenue Code; Conformity with Interstate Insurance Product Regulation Commission Standards; Deferment of Payments; Modified Endowment; Payment of Proceeds; Projection of Benefits and Values

Effect of Policy on Riders Provisions...............................................................................................................................21

Effect of Riders on Policy Provisions............................................................................................................................... 21

Settlement Options............................................................................................................................................................. 21

*Page 4 is intentionally blank.
Amendments, Endorsements, or Riders, if any, and a copy of the application follow Page 22.

Summary of Policy Features
This summary is an overview of the important features and operations of your Policy.  It is meant to give you a basic understanding of your Policy.  Specific details regarding these features are only provided in the Policy provisions and cannot fully be described in a summary.  This summary is not a substitute for reading the entire Policy carefully.
Individual Flexible Premium Variable Adjustable Survivorship Life Insurance   This title is our generic name for variable universal life insurance. "Flexible premium" means that you may pay premiums by any method agreeable to us, at any time prior to the younger Insured's Attained Age 121 or the Second Death and in any amount subject to certain limitations.  It is important to pay sufficient premium in order to keep your Policy In Force.  "Adjustable life insurance" means that you, with our agreement, can change the death benefit to meet your changing needs.
The Policy allows you to allocate premium payments to a Fixed Account and a Separate Account.  We will direct any Net Premium Payment into one or both of these accounts according to the premium allocation instructions you provide.
The Fixed Account is part of the Company's general assets and is not part of the Separate Account. The Fixed Account Value will not increase or decrease due to market fluctuations.  We will credit interest, subject to a minimum rate, to the amount in the Fixed Account.
The investment performance of Separate Account assets is kept separate from the Company's general assets and will fluctuate due to the performance of the Sub-Accounts you invest in.  Please see the "Separate Account Provisions" and Policy Specifications for more details.
Coverage Duration   The duration of coverage will vary based upon changes in the amount, timing and frequency of your premium payments, changes to the coverage under your Policy and any Riders attached to your Policy, and the other items described in the following sections.
The length of time your Policy remains In Force will vary in accordance with changes in the following items, which may include, but are not limited to:
	Frequency, timing, and amount of any premium payment(s).
	Policy changes such as loans, partial surrenders, increases or decreases in Specified Amount and the addition or removal of Riders.
	Interest credited to your Accumulation Value from the Fixed Account.
	Separate Account performance.
	Monthly Deductions.
	If the No-Lapse Enhancement Rider is attached to your Policy.
Accumulation Value   The Accumulation Value is a key component of your Policy.  The Accumulation Value is the total sum of the Fixed Account, Separate Account, and the Loan Account.  We apply a Premium Load charge to each premium you pay and then add the balance to the Fixed Account and Separate Account according to your premium allocation instructions.
On a monthly basis, we deduct a charge called the Cost of Insurance charge (see the "Cost of Insurance" provision) and charges for any additional benefits and/or Riders and administrative charges.  The sum of these charges is known as the "Monthly Deduction" and is subtracted from the Accumulation Value as explained in the "Monthly Deduction" provision.
We will deduct a daily Mortality and Expense Risk Charge, if any, from each Sub-Account.
Subject to the guaranteed maximums and guaranteed minimums shown in the Policy, we can change these charges and/or rates used to calculate the components of the Monthly Deduction and Mortality and Expense Risk ("M&E") Charge in accordance with this Policy.  We can also change interest rates credited to this Policy and Persistency Bonus Rates at any time in accordance with this Policy subject to a minimum rate.
Simply put, additions consisting of Net Premium Payments, interest additions, and positive Separate Account performance increase the Accumulation Value. Deductions, including charges described above and negative Separate Account performance, decrease the Accumulation Value.  If additions exceed deductions, your Accumulation Value increases; if deductions exceed additions, your Accumulation Value decreases.  If the Surrender Value (Accumulation Value, less surrender charge, less Debt) becomes so small that we cannot subtract an entire Monthly Deduction, your Policy may terminate; see, however, the "Grace Period" provision and the No-Lapse Enhancement Rider.

Interest   Do not assume that interest rates will remain constant for any extended period of time. We may change interest rates on the Fixed Account and Persistency Bonus Rates at any time in accordance with certain contractually identified factors subject to a guaranteed minimum rate shown in the Policy Specifications.
Separate Account Performance   Separate Account performance can vary greatly, may increase or decrease on a daily basis, and is not guaranteed.  You are able to select, monitor and change Sub-Account choices according to your objectives or investment conditions.
No-Lapse Enhancement Rider   Your Policy has been issued with a No-Lapse Enhancement Rider which can ensure that your Policy will continue even if the Surrender Value is insufficient to cover the Monthly Deductions. This Policy will not Lapse as long as the Rider is In Force and all the requirements of either the "No-Lapse Value" provision or the "Reset Account Value" provision are met. The No-Lapse Value and Reset Account Value are reference values only, meaning that they are calculations used for the purpose of testing whether the No-Lapse Enhancement Rider is preventing the Lapse of this Policy, and are not used to determine the Accumulation Value or the death benefit of your Policy.  The No-Lapse Value and Reset Account Value are not values available as a cash payment for surrender, partial surrender, or loans.
Note that the length of time the No-Lapse Enhancement Rider will keep your Policy In Force may vary according to the items described in the "Accumulation Value" section of this Summary. While the Rider is actively preventing the Policy from Lapse, sufficient premiums must be paid to meet all requirements of either the "No-Lapse Value" provision or the "Reset Account Value" provision.
Please review the No-Lapse Enhancement Rider attached to your Policy for specific details.
Monitoring Your Policy's Performance   We will send you an Annual Report (Statement of Account) of your Policy to help you monitor your Policy Values and compare it to your objectives when you purchased your Policy.  Ask your life insurance agent to explain anything you do not understand.  You may need to adjust your premiums to achieve your insurance objectives.  At any time while your Policy is In Force, you may submit a Request to us for an In Force projection of future death benefits and Policy Values.  We encourage you to submit a Request for an In Force projection at least once each Policy Year, subject to the terms of the "Projection of Benefits and Values" provision of this Policy.  We are also available to answer your questions and assist you in making changes to your Policy.
This Policy contains Non-Guaranteed Elements (NGEs).  We may make changes to each of these NGE as described in the Policy.  A change to one or more of these NGE can affect your Policy's performance, including coverage duration, premiums required to keep your Policy In Force, and Surrender Value.

(This Page Left Intentionally Blank)

Definitions
Accumulation Value   The sum of (1) the Fixed Account Value plus (2) the Separate Account Value plus (3) the Loan Account Value under this Policy, as described in the "Policy Values Provisions".
Administrator Mailing Address   The Administrator Mailing Address for this Policy is shown on the front cover.
Attained Age (Age)   An Insured's Issue Age plus the number of completed Policy Years that have elapsed since the Policy Date.  For the purposes of determining dates and values under this Policy, the Attained Age of the first Insured to die will continue to increase each year after death. For purposes of this Policy, each Insured's Attained Age increase will always occur on the Policy Anniversary regardless of when that Insured's actual birthday occurs.  "Younger Insured's Attained Age 121" occurs on the Policy Anniversary when the number of completed Policy Years plus the younger Insured's Issue Age equals 121.
Beneficiary   The person(s) or entity(ies) named in the application for this Policy, unless later changed as provided for by this Policy, to whom we will pay the Death Benefit Proceeds.
Class(es)   Group(s) of policies that were considered together for the purposes of the initial determination of each NGE.  Classes were determined by us, and consisted of policies with similar characteristics, which may have included one or more of the following but were not limited to: Specified Amount, Policy Date, Policy Duration, premiums paid, source of premium, Policy ownership structure, underwriting type, sales distribution method, the Insureds' Ages, Sexes, and Premium Classes, requested increases in Specified Amount, issue state, policy form, and the presence and attributes of Policy features and benefits and optional Riders.
Cost of Insurance   The monthly charge associated with the amount of death benefit provided under this Policy as defined on Page 15.
Date of Issue   The date from which Suicide and Incontestability periods are measured.  The Date of Issue is shown in the Policy Specifications.
Death Benefit Proceeds   The amount payable upon the Second Death as described in the "Death Benefit Proceeds" provision.
Debt   The total of any outstanding loans against this Policy, including loan interest accrued but not yet charged.  May also be referred to as "Indebtedness".
Due Proof of Death   A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.
Evidence of Insurability   Evidence satisfactory to us related to the health, lifestyle, and financial and other circumstances that may impact the insurability of the Insureds.
Fixed Account   An account to which you may allocate your Net Premium Payments and transfer values.  The Fixed Account is a part of the Company's general account. The value of the Fixed Account will not increase or decrease due to market fluctuation.  Rather, as described in the definition of Fixed Account Value, a portion of the Fixed Account Value consists of interest credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate as shown in the Policy Specifications.
In Force   Not terminated for any reason.
Insured   Each person whose life is insured under this Policy.
Irrevocable Beneficiary   A Beneficiary who is named by you as irrevocable which you cannot change or remove from the Policy without their consent.  Any Beneficiary that you designate as irrevocable must provide consent for you to exercise ownership rights which might adversely affect the Beneficiary's interest.
Issue Age   An Insured's age nearest birthday on the Policy Date.
Lapse   Terminate without value.
Loan Account   The account in which amounts equal to amounts loaned under this Policy, including charged loan interest, accrue once transferred out of the Fixed Account and Sub-Accounts, as applicable.  The Loan Account is part of our general account.
Monthly Anniversary Day   The same day in each month when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day.

Monthly Deduction   The amount deducted on each Monthly Anniversary Day from the Surrender Value for certain charges, fees, and the Cost of Insurance for the current Policy Month, as described in the "Monthly Deduction" provision.
Net Premium Payment   The portion of a premium payment, after deduction of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account and any of the Sub- Account(s).
1940 Act   The Investment Company Act of 1940, as amended.
Non-Guaranteed Elements (NGEs)   Any element within this Policy that affects the costs or values of the Policy and which may be changed at our discretion after this Policy is issued.  NGEs include the Cost of Insurance Rate, Mortality and Expense Risk ("M&E") Charge, Premium Load, Monthly Administrative Fee, interest rate credited under the Fixed Account, and Persistency Bonus Rate.
Notice, Election, Request (In Writing)   With respect to any Notice, Election or Request to us, this term means a written form of communication satisfactory to us and received at our Administrator Mailing Address. We retain the right to agree in advance to accept communication by telephone or some other form of transmission, in a manner we prescribe. We will not be responsible for any action we take or allow before we receive a communication at our Administrator Mailing Address. With respect to any Notice, Election or Request from us to you or any other person, this term means a written form of communication by ordinary mail to such person at the most recent address in our records. If agreed to in advance by you, we may also send communication to you by some other form of transmission.
Owner   The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this Policy, unless later changed as provided for by this Policy.  If no Owner is designated, the Insureds will be the Owners.
Policy Anniversary   The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day.
Policy Date   The date on which life insurance coverage begins if the first premium has been paid.  This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and Planned Premium due dates are determined.
Policy Duration   The number of full or partial Policy Years that have elapsed since the Policy Date.
Policy Month   The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.
Policy Specifications   The pages of this Policy which show your benefits, premium, costs, and other Policy information.
Policy Year(s)   The one year period beginning on the Policy Date and ending one day before the Policy Anniversary and each subsequent one year period beginning on a Policy Anniversary.
Premium Class   Each Insured's underwriting classification under this Policy, determined by our underwriting assignment, as shown in the Policy Specifications.  Premium Class is not the same as "Class" or "Redetermination Class".
Redetermination Class(es)   Group(s) of policies that are considered together for the purpose of adjusting (also known as redetermining) each NGE.  Redetermination Classes will be determined by us, and may be different than the Class or Classes used when the NGEs were initially determined for this Policy.  Different Redetermination Classes may be used when adjusting each NGE or when adjusting an NGE at different points in time. Redetermination Classes will consist of policies with similar characteristics, which may include one or more of the following but are not limited to: Specified Amount, Policy Date, Policy Duration, premiums paid, source of premium, Policy ownership structure, underwriting type, sales distribution method, the Insureds' Ages, Sexes, and Premium Classes, requested increases in Specified Amount, issue state, policy form, and the presence and attributes of Policy features and benefits and optional Riders.
SEC   The Securities and Exchange Commission.
Second Death   The death of the Surviving Insured.
Separate Account   A segregated account including the Sub-Account(s) thereunder, to which Net Premium Payments are, or have been allocated, or amounts may be transferred.  Separate Account assets are not charged with the general liabilities of the Company.  The investment performance of Separate Account assets is kept separate from the Company's general assets.
Specified Amount   The amount you chose which is used to determine the amount of death benefit and the amount of Rider benefits, if any.  The Minimum Specified Amount allowable under this Policy and the Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications.  The Specified Amount may be increased or decreased as described in this Policy.

Sub-Account(s)   Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which amounts may be transferred.
Surrender Value   The Accumulation Value, less any Debt, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.
Surviving Insured   The latter of the Insureds to die.
Underlying Fund(s)   The Underlying Funds are the investments within the Sub-Account(s) to which the Net Premium Payments may be allocated.  See "Investments of the Sub-Accounts" provision for additional details.
Valuation Day   Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.
Valuation Period   The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.
Variable Accumulation Unit   A unit of measure used to calculate the value of a Sub-Account as described in the "Variable Accumulation Unit Value" provision.
We, our, us   The Company.
You, your   The Owner(s) of this Policy.
The Contract
Entire Contract   This Policy, the application for this Policy, and any Amendment(s), Endorsement(s), Rider(s), and supplemental application(s) that may be attached are the entire contract between you and us.  All statements made in the application will, in the absence of fraud, be deemed representations and not warranties.  We will not use any statement to contest this Policy unless it is contained in an application and a copy of the application is attached to this Policy when issued.
Changes to Contract Terms   Only an authorized Officer of the Company may make or modify the terms of the Policy or any of its Amendments, Endorsements or Riders.  Any such changes must be provided in a Notice in order to be effective.
We reserve the right to make changes in this Policy or to make distributions from this Policy to the extent we deem necessary, in our sole discretion, to continue to qualify this Policy as life insurance.  You will be given advance Notice of such changes.
Non-Participating   This Policy is not entitled to share in surplus distribution.
Misstatement of Age or Sex   If the date of birth or sex of either Insured is misstated, we will adjust the Death Benefit Proceeds to the amounts that would have been purchased by the most recent Cost of Insurance deduction at the correct Issue Ages and sexes. No adjustment will be made to the Accumulation Value of the Policy.
Incontestability   Except for nonpayment of premium, this Policy will be incontestable after it has been In Force during the lifetime of both Insureds or the Surviving Insured, as applicable, for 2 years from the Date of Issue shown in the Policy Specifications.  This means that we will not use any misstatement in the application to challenge a claim or contest liability after that time.
Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years.  The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.
If this Policy is reinstated, the basis for contesting after reinstatement will be:
a.	limited to the remainder of the original contestable period, if any, for material misrepresentations made in the original application; and
b.	limited for a period of 2 years from the date of reinstatement for material misrepresentations made in the reinstatement application.

Ownership
Rights of Owner   While at least one Insured is living except as provided below and subject to any applicable state law, you may exercise all rights under this Policy including, but not limited to, the right to:
a.	return this Policy under the "Right to Examine this Policy" provision;
b.	surrender this Policy;
c.	agree with us to any change in or amendment to this Policy;
d.	transfer all your rights to another person or entity;
e.	change the Beneficiary (unless you specifically submit a Request to not to reserve this right);
f.	assign this Policy;
g.	effect a loan;
h.	effect a transfer to or from the Fixed Account or Sub-Account(s);
i.	make premium payments that are to be allocated to the Fixed Account or Sub-Account(s);
j.	effect a partial surrender (i.e. withdrawal); and
k.	effect a reinstatement.
Except for the right to change the Beneficiary, you must have the consent of any assignee recorded with us to exercise your rights under this Policy.  You may exercise your rights subject to the consent of any Irrevocable Beneficiary, subject to any applicable law.
Unless provided otherwise, if you are not one of the Insureds and you die before the Second Death, all of your rights under this Policy will transfer and vest in your executors, administrators or assigns.
If there is more than one Owner, ownership shall be shared jointly, unless specifically stated otherwise, and the consent of all joint Owners will be necessary to exercise any right. Upon the death of a joint Owner, the remaining Owner or joint Owners shall succeed to the rights and privileges of the deceased joint Owner. Upon the death of the Owner or all joint Owners, any contingent Owner or Owners designated shall become the Owner or Owners. If no contingent Owner is designated, the estate of the Owner or the estate of the last joint Owner to die will succeed to all the rights and privileges of ownership.
Transfer of Ownership   You may transfer all of your rights under this Policy by submitting a Request.  The Request does not need to be signed by the Beneficiary unless you have designated an Irrevocable Beneficiary.  You may revoke any transfer prior to it being recorded by us by submitting a Request.  A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us.  Once we have recorded the transfer or revocation of transfer, unless a future date is specified by you, it will take effect as of the date of the latest signature on the Request.  Any payment made or any action taken or allowed by us before we record the transfer or revocation of transfer will be without prejudice to us.
On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under the "Rights of Owner" provision of this Policy.  Unless you direct us otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.
Assignment   Assignment of this Policy must be submitted by Request and, unless a future date is specified by you, will take effect as of the date the assignment is signed.  We will not be responsible for any action we take or allow before we receive a communication at our Administrator Mailing Address.   We will not be responsible for the validity or sufficiency of any assignment.  While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:
a.	transfer the interest of any designated transferor; and
b.	transfer the interest of any Beneficiary, unless an Irrevocable Beneficiary has been designated.
Some Important Things You Should Do
a.	Provide us with any change in your mailing address in a timely manner.
b.	Pay sufficient premiums on time to keep your Policy In Force.
c.	Notify us of any change in Beneficiary.
Beneficiary
Beneficiary   You may designate one Beneficiary or more than one Beneficiary.  If you designate more than one Beneficiary, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary designation (primary, contingent, and second contingent), unless you submit a Request otherwise.  If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.

Change of Beneficiary   While an Insured is alive, you may change the Beneficiary by submitting a Request.   Unless a future date is specified by you, any change will take effect as of the date the Request is signed by you subject to any payments we make or other actions we take before we receive it.  The Insureds need not be living when the requested change is recorded by us, however the requested change must be delivered to us prior to the Second Death. The Beneficiary does not have to sign the Request unless you have designated an Irrevocable Beneficiary.
Insurance Coverage and Death Benefit Provisions
Dates of Coverage   The dates of coverage under this Policy will be as follows:
a.
For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the first premium has been paid and the Policy has been accepted by you (1) while both Insureds are living and (2) prior to any change in health of either Insured or any other characteristic affecting the Insureds' insurability as represented in the application for this Policy.

b.
For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day we approve the application for the increase, decrease, or addition to coverage, and the first month's Cost of Insurance for the increase, if applicable, is deducted as described in the "Increases to Specified Amount" provision, provided both Insureds are living on such day.

c.	For any insurance that has been reinstated, the effective date of coverage will be the date as described in the "Reinstatement" provision.
Termination of Coverage   All coverage under this Policy terminates on the first of the following to occur:
a.	a full surrender of this Policy;
b.	Second Death; or
c.	failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.
No action by us after this Policy has terminated, including any Monthly Deduction made effective after termination of coverage, will constitute a reinstatement of this Policy or waiver of the termination.  Any such deduction will be refunded.
Death Benefit Proceeds   If the deaths of both Insureds occur while this Policy is In Force and upon Notice of Claim, we will pay Death Benefit Proceeds equal to the greater of:
a.	the Specified Amount on the date of the Second Death, plus any Riders or benefits that are payable, less any Debt; or
b.
an amount equal to the Accumulation Value on the date of the Second Death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, plus any Riders or benefits that are payable, less any Debt.

Simultaneous Death   When the Insureds die within a period of 120 hours of each other, and the order of death is unknown, the amount determined to be payable as a result of their deaths will be divided equally between both Insureds' Beneficiaries.  When the Surviving Insured and a named Beneficiary die within a period of 120 hours of each other, and the order of death is unknown, we shall assume that the Beneficiary died before the Surviving Insured.
Notice of First Death   You or someone on your behalf should provide us with Notice of Due Proof of Death of the first Insured to die as soon as reasonably possible after the death occurs.
Notice of Claim   You or someone on your behalf should provide us with Notice of Due Proof of Death within 30 days or as soon as reasonably possible after the Second Death.
Income Tax on Death Benefits   This Policy is intended to qualify as life insurance under the Internal Revenue Code so that the Death Benefit Proceeds, not including interest from the date of the Second Death, will not be taxable as income to the Beneficiary(ies).  To do so, this Policy must qualify under one of two tests, the Cash Value Accumulation Test or the Guideline Premium Test as defined in the Internal Revenue Code Section 7702.  The Death Benefit Qualification Test for this Policy is shown in the Policy Specifications and cannot be changed.  Unless you make an Election otherwise when applying for this Policy, the Death Benefit Qualification Test is the Guideline Premium Test.
Suicide   If both Insureds or the last Insured to die commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to an amount equal to the premiums paid less any Debt and any partial surrenders.
If both Insureds or the last Insured to die commits suicide, whether sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges paid for the cost of the increase in Specified Amount.

Method of Payment   Upon the Second Death while the Policy is In Force, Death Benefit Proceeds may be paid in a lump sum or left with us for payment under a settlement option that we make available.
Interest on Death Benefit   We will pay interest on any Death Benefit Proceeds payable.  Interest shall accrue and will be paid from the date of the Second Death to the date when Death Benefit Proceeds are paid at a rate equal to the rate applied to Death Benefit Proceeds left on deposit with us.
Additionally, we will pay interest on the Death Benefit Proceeds at an annual rate of 10.00% beginning with the date that is 31 days from the latest of a., b., or c. to the date when Death Benefit Proceeds are paid, where:
a.	is the date of our receipt of Due Proof of Death of both Insureds;
b.	is the date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the Death Benefit Proceeds; and
c.	is the date that legal impediments to payment of Death Benefit Proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us.
Legal impediments to payment shall include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy any state or federal reporting requirements.
Continuation of Coverage After Younger Insured's Attained Age 121   Unless otherwise agreed to by you and us, if this Policy is In Force at the younger Insured's Attained Age 121 (but not in the grace period), the Separate Account Value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the younger Insured's Attained Age 121.  No further premium payments will be allowed and we will:
a.	continue to credit interest to the Fixed Account as described in the "Interest Credited Under Fixed Account" provision;
b.	no longer charge Monthly Deductions under this Policy;
c.	not allow any changes to the Specified Amount;
d.
allow loans and partial surrenders to be taken.  Loan interest rates will apply as shown in the Policy Specifications and loan repayments can continue to be made.  You may repay all or part of a loan at any time while this Policy is In Force; and

e.	continue this Policy In Force until it is surrendered or the Death Benefit Proceeds become payable.
This provision will not continue any Rider attached to this Policy beyond the date for such Rider's termination, as provided in the Rider.
If this Policy is in the grace period at the younger Insured's Attained Age 121, you will need to pay the minimum amount required to remove this Policy from the grace period in order to guarantee continuation of this Policy beyond the younger Insured's Attained Age 121.
There is some uncertainty whether this Policy would continue to qualify as life insurance in the year the younger Insured reaches Attained Age 121. There is also some uncertainty whether you would be viewed as constructively receiving the Accumulation Value at any time when this Policy's Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.
Changes in Insurance Coverage
Upon your Request, the insurance coverage may be changed as described in this section.
Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date we approve your Request for the change, unless another date acceptable to us is requested.
Increases in Specified Amount   Upon your Request while both Insureds are living and subject to Evidence of Insurability, the Specified Amount may be increased. The Minimum Specified Amount Increase, the Maximum Number of Specified Amount Increases per Policy Year, and the Maximum Attained Age for a Specified Amount Increase are shown on the Policy Specifications. If you increase the Specified Amount, there will be additional Surrender Charges in the event you request a surrender of this Policy.  Please refer to the "Surrender Charge for Full Surrender" provision of this Policy.  Other charges, such as the Cost of Insurance and other charges that are calculated in a manner that is dependent on the Policy's death benefit will also be increased.

Decreases in Specified Amount   Upon your Request and prior to the younger Insured's Attained Age 121, the Specified Amount may be decreased subject to the Minimum Specified Amount Decrease and Maximum Number of Specified Amount Decreases per Policy Year as shown in the Policy Specifications. The Specified Amount may not be decreased below the Minimum Specified Amount shown in the Policy Specifications.  Any decrease in Specified Amount will be deducted in the following order: (a) from the most recent Specified Amount increase, if any; (b) successively from the next most recent Specified Amount increase, if any; and (c) from the initial Policy Specified Amount.  At least 12 months must elapse after an increase before a decrease in Specified Amount can be made.  If you choose to decrease the Specified Amount, a surrender charge, calculated using the Table of Surrender Charges shown in the Policy Specifications, will be applied as described in the "Surrender Provisions" under the "Charge for Decrease in Specified Amount" provision. Please note that we will not allow a decrease in Specified Amount below the minimum Specified Amount required to maintain the qualification of this Policy as life insurance under the Internal Revenue Code.
Premium Class Changes   Premium Class changes (such as a change in Tobacco User status) may occur upon your Request at any time after the first Policy Year, subject to Evidence of Insurability, and prior to the younger Insured's Attained Age 121.
Rider and/or Benefit Additions   If available, and subject to any underwriting guidelines and Evidence of Insurability requirements, you may submit a Request that Rider(s) and/or Benefits be added to this Policy after the Policy Date.
Change of Plan   With our consent and in accordance with this provision, you may split this Policy into two individual permanent life insurance policies then being issued by us, one on the life of each Insured, upon occurrence of any of the following Change of Plan Events:
1.
The Internal Revenue Code is changed resulting in (a) the repeal of the unlimited marital deduction provision; or (b) a reduction of at least 50% of the tax rate in the maximum federal estate bracket in effect on the Policy Date;

2.	The final annulment or divorce decree dissolving the Insureds' marriage; or
3.	The Insureds' business is legally dissolved.
Such policy split is subject to all of the following conditions:
a.	Both Insureds are living and this Policy is In Force at the time of the Change of Plan Event noted above;
b.	The submission of a Request by all Owners to exercise this option;
c.
The existence of a Change of Plan Event must be received at the Administrator Mailing Address on or within 6 months of either of the Change of Plan Events described in items 1. and 3. above or on or within 24 months of the Change of Plan Event described in item 2. above.  You must have the consent of any assignee recorded with us to exercise this option;

d.
Under Change of Plan Event item 2. described above, the Insureds may not be remarried to each other as of the date the new policy takes effect, and the policy split may not become effective on or within 24 months following final annulment or legal divorce.  In the event of divorce, you must provide a certified copy of the final divorce decree and any other documents we may require;

e.	Under Change of Plan Event item 3. described above, Evidence of Insurability is required;
f.	If either Insured's Premium Class was Uninsurable, Evidence of Insurability is required;
g.	Each proposed Owner must have an insurable interest in the lives of the Insureds on his or her policy;
h.	The Specified Amount and the Surrender Value of this Policy will be split equally and allocated to each individual policy. One half of any outstanding loan will apply to each new policy;
i.	Any Riders attached to this Policy will terminate upon exercise of this provision; and
j.	Any other requirements as determined by us are met.
The new policies will not take effect until the date all such requirements are met.  When the new policies are effective, this Policy shall terminate.  The rates and/or charges for each new policy are determined according to our rates and/or charges then in effect for that policy for each Insured's then Attained Age, sex and Premium Class, if available.  If either Insured's Premium Class is not available, we will determine an appropriate and reasonably equivalent Premium Class for each Insured using the Premium Class structure applicable to each new policy and using underwriting criteria consistent with those used when this Policy was issued.  Splitting this Policy may create tax consequences.  Please consult with a tax advisor concerning any tax consequences.
Premium and Allocation Provisions
Payment of Premiums   The first premium payment is due on the Policy Date and is payable on or before delivery of this Policy. All subsequent premium payments may be made at any time before the younger Insured's Attained Age 121 and in any amount, subject to the following provisions, unless we agree by Notice. However, sufficient premium must be paid to keep this Policy In Force.  Your premiums are payable in United States currency. Upon your Request, we will provide a premium receipt signed by an officer of the Company as required by the laws of the state in which this Policy is delivered.  Please see "Planned Premiums" provision below.

Premium payments, after the first, can be made as follows:
a.	through prearranged withdrawals from a checking account or other designated account by contacting the Service Office; or
b.	sent to any premium address designated by us.
Sufficient premium payments must be paid in order to keep this Policy In Force.  A change in the frequency, timing and amount of any premium payment(s) may decrease or increase the length of time this Policy will remain In Force and additional premium payments may be required.
Planned Premiums    You choose how much premium you will pay and the frequency of such payments (the "Planned Premiums"). The Planned Premium you elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments.  Changes in the amounts or frequency of such payments are subject to our approval. Any change in the Planned Premiums may impact the Policy values and benefits.  We will send premium reminder notices for the amounts and frequency of payments you establish.
Additional Premiums   You may make additional premium payments in an amount no less than the Minimum Additional Premium Payment Amount as shown on the Policy Specifications at any time before the younger Insured's Attained Age 121.  We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the "Compliance with the Internal Revenue Code" and "Modified Endowment" provisions. We also reserve the right to require Evidence of Insurability for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulation Value.  If Evidence of Insurability is not received, the premium, or any portion of the premium, may be returned. Any additional payment we receive will be applied as premium and not to repay any outstanding loans, unless you submit a Request otherwise.
Premium Refund at Second Death   Any premium paid after the Second Death will be refunded as part of the Death Benefit Proceeds, unless you submit a Request otherwise prior to our payment.
Premium Allocation Instructions   You must provide us with Notice of your premium allocation instructions.  These instructions direct how the Net Premiums will be allocated between the Fixed Account and Separate Account under this Policy.  One hundred percent of each Net Premium Payment must be allocated to these accounts.  Allocations must be made in whole percentages.
All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the "Right to Examine this Policy" provision.
Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless you submit a Request otherwise.
Account Allocation Instructions   You must provide us with Notice of your account allocation instructions to give further direction for allocating Separate Account Net Premiums among the Sub- Account(s).  These allocations must be made in whole percentages, and each set of allocations must total one hundred percent. Your allocations may be changed at any time.
Optional Sub-Account Allocation Programs
Program Participation   You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but may participate in only one program at a time. Transfers made in conjunction with either of these programs do not count against the free transfers available.
We reserve the right to modify the terms and conditions of, or suspend, these programs upon ninety (90) days advance Notice to you.
Dollar Cost Averaging   Dollar Cost Averaging systematically transfers specified dollar amounts during the first Policy Year from the account(s) specified by you.  The Account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications.  Transfer allocations may be made to 1 or more of the other Sub-Account(s) on a monthly basis or quarterly basis.  Allocations may not be made to the same account from which amounts are to be transferred.  Dollar Cost Averaging terminates automatically:
a.	if the value in the account(s) specified by you is insufficient to complete the next transfer;
b.	7 calendar days after we receive your Request for termination of Dollar Cost Averaging;
c.	on the first Policy Anniversary; or
d.	if this Policy is terminated.

Automatic Rebalancing   Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to each Sub-Account to a level pre-determined by you.  The pre-determined level is the allocation initially selected at the time of application, until changed by you.  If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Fixed Account and Sub-Accounts will be subject to Automatic Rebalancing.  Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by you. If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process terminates.
Grace Period, Continuation of Insurance and Reinstatement Provisions
Grace Period   This Policy will enter the grace period if on any Monthly Anniversary Day the Surrender Value is less than the Monthly Deduction for the current Policy Month.
We allow a grace period of 61 days, beginning on the Monthly Anniversary Day for payment of Net Premium Payment sufficient to maintain coverage for 3 Policy Months from the date this Policy enters the grace period (this would include the cost of Monthly Deductions due and unpaid during the grace period plus an amount sufficient to restore the Surrender Value to cover the cost of the Monthly Deduction due on the Monthly Anniversary Day immediately following the end of the grace period).
If the total amount paid to us during the grace period is not sufficient, all coverage under this Policy will Lapse.  However a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.
We will send a Notice to your last known address and to the last known address of any assignee of record at least 31 days before the end of the grace period. The Notice will state the amount of premium as noted above.  All coverage under this Policy will Lapse if you do not pay this amount on or before 61 days beginning on the date this Policy enters the grace period.  If the Second Death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.
As described in the "Loan Provisions", Debt reduces the Surrender Value.  Any increase in Debt, including loan interest due but not yet charged, may reduce the Surrender Value, and cause this Policy to enter the grace period.
Continuation of Insurance   If premiums are discontinued on any date, the Surrender Value on that date will be used to provide insurance under this provision. This Policy and all Amendments, Endorsements, and Riders will continue In Force according to their terms for as long as the Surrender Value is sufficient to cover the Monthly Deduction. If the Surrender Value is insufficient, the Policy will terminate according to the "Grace Period" provision.
Reinstatement   If this Policy has Lapsed as described in the "Grace Period" provision, you may reinstate this Policy within 5 years from the date of Lapse provided:
a.	this Policy has not been surrendered;
b.	the Second Death has not occurred since the date of Lapse;
c.	you submit a Request and an application for reinstatement while at least 1 Insured is living;
d.	you submit Evidence of Insurability for (i) both Insureds if the Lapse occurred while both Insureds were alive; or (ii) the Surviving Insured if Lapse occurred after the death of one of the Insureds;
e.	you pay Net Premium equal to the Monthly Deductions due and unpaid during the grace period;
f.	you pay enough premium to keep this Policy and any reinstated Riders In Force for at least 2 Policy Months after the date of reinstatement; and
g.	any accrued loan interest is paid, and any remaining Debt is either paid or reinstated.
In addition to the minimum required payment to keep this Policy In Force as stated in e. and f. above, we recommend that you resume your Planned Premium to provide coverage beyond the initial period following the date of reinstatement.  Please contact us if you need assistance in determining an updated Planned Premium.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve the application for reinstatement.  At the time of reinstatement, the surrender charge will be calculated using the Policy Duration as though this Policy had never Lapsed.  The period for which benefits are limited due to suicide is described in the "Suicide" provision and reinstatement of this Policy will not cause the period to re-commence.
Policy Values Provisions
This Policy provides Policy Values which may be available to you for partial surrender, loans or full surrender. They are also used to calculate your Death Benefit Proceeds.  The following provisions describe how these values are calculated.

Accumulation Value   The Accumulation Value on the Policy Date will be equal to all Net Premium Payments made for this Policy as of the Policy Date, minus the Monthly Deduction for the current Policy Month.  The Accumulation Value of this Policy is the sum of the Fixed Account Value, Separate Account Value, and Loan Account Value.  Each of these is defined below.
At any point in time, we adjust the Accumulation Value by:
a.	adding the amount of Net Premium Payments made.
b.	subtracting the amount of any partial surrenders.
c.	adding any increases or subtracting any decreases as a result of market performance in the Sub-Account(s).
d.	adding interest credited under the Fixed Account and Loan Account.
e.	adding any Persistency Bonus(es).
f.	subtracting Monthly Deductions.
g.	subtracting all other charges and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.
Additional amounts credited are nonforfeitable except indirectly as surrender charges.  Additional amounts credited will become part of the Accumulation Value which is subject to other charges and deductions.
Fixed Account Value   On any day other than a Monthly Anniversary Day, the Fixed Account Value will be determined as described below, excluding any Monthly Deduction for the current Policy Month. The Fixed Account Value will equal:
a.	the Fixed Account Value as of the preceding Monthly Anniversary Day;
b.	adding the amount of the Net Premium Payments allocated or other amounts transferred to the Fixed Account;
c.	subtracting the amount of any transfer from the Fixed Account;
d.	subtracting any portion of the Monthly Deduction deducted for the current Policy Month;
e.	subtracting any portion of a partial surrender deducted since the preceding Monthly Anniversary Day;
f.	subtracting any portion of the surrender charges due to any decrease in Specified Amount;
g.	adding any portion of loan interest crediting;
h.	adding any portion of the Persistency Bonus credited;
i.	adding daily interest credited as explained in the "Interest Credited Under Fixed Account" provision.
Separate Account Value   The Separate Account Value, if any, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under this Policy.  The stated value of each Sub-Account is equal to:
a.	the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this Policy;
b.	multiplied by the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.
Variable Accumulation Unit Value   Net Premium Payments, or any portion of Net Premium Payments, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.
The Variable Accumulation Unit Value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to (a) minus (b), divided by (c), where:
(a)
is the total value of Underlying Fund shares held in the Sub-Account, (calculated as (a) the number of Underlying Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Underlying Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Underlying Fund made during the Valuation Period);

(b)
is the liabilities of the Sub-Account at the end of the Valuation Period.  Such liabilities include a daily charge imposed on the Sub-Account, if any, and may also include a charge or credit with respect to any taxes paid or reserved for by the Company that we determine result from the operations of the Separate Account; and

(c)	is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.
The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge, if any, described in the "Mortality and Expense Risk ("M&E") Charge" provision, multiplied by the number of calendar days in the Valuation Period.  The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.
Loan Account Value   The Loan Account Value, if any, with respect to this Policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s), less any amounts as described under the "Loan Repayment" provision taking into account the amounts described in the "Interest Credited Under Loan Account" provision.

Interest Credited Under Fixed Account   We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will never be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied as determined by us. Such interest is referred to in this Policy as excess interest and is not guaranteed.  Interest will begin to accumulate as of the date the Net Premium Payment or any value is directed to the Fixed Account.
Interest Credited Under Loan Account   We will credit interest to the Loan Account daily.  The interest rate applied to the Loan Account is shown in the Policy Specifications.  Such loan interest amount will be transferred on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations.
Mortality and Expense Risk ("M&E") Charge   We will subtract an M&E charge, if any, from each Sub-Account at the end of each Valuation Period.  This charge will not exceed the following:
a.	the Guaranteed Maximum Mortality and Expense Risk Daily Charge Rate;
b.	multiplied by the value of the Sub-Account; and
c.	multiplied by the number of calendar days in the Valuation Period.
The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum M&E Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.
Fees Associated with the Underlying Funds   Underlying Fund operating expenses may be deducted by each Underlying Fund as set forth in its prospectus.
Persistency Bonus   Beginning with the Policy Year shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, we will credit a Persistency Bonus to the Fixed Account and any of the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date the credit is applied.  The Persistency Bonus for a Policy Month is equal to:
a.	the Persistency Bonus Rate as described in the "Persistency Bonus Rate" provision below;
b.	multiplied by the Fixed Account Value plus the Separate Account Value.
Persistency Bonus Rate   The monthly Persistency Bonus Rate is determined by us.  The Persistency Bonus Rate will be no less than the monthly Guaranteed Minimum Persistency Bonus Rate Credited to Fixed Account and Sub-Account(s) shown in the Policy Specifications.  We may use rates higher than the guaranteed minimum rates.
Monthly Deduction   Each Policy Month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, we will subtract the Monthly Deduction from the Accumulation Value.  The Monthly Deduction will be subtracted from the following portions of the Accumulation Value: from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made, unless otherwise agreed to by you and us In Writing.  If the Surrender Value is less than the Monthly Deduction for the current Policy Month, the Policy may enter the Grace Period as described in the "Grace Period" provision.
The Monthly Deduction equals:
a.	the Monthly Administrative Fee not to exceed the Guaranteed Maximum Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications;
b.	plus the Cost of Insurance as described in the "Cost of Insurance" provision;
c.	plus the monthly cost of any Riders and optional benefits.
Cost of Insurance   This Policy's monthly Cost of Insurance will be equal to (a) multiplied by the result of (b) minus (c), where:
(a)	is the Cost of Insurance rate as described in the "Cost of Insurance Rates" provision;
(b)	is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications, divided by 1,000; and
(c)	is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance, divided by 1,000.
Cost of Insurance Rates   The monthly Cost of Insurance Rates are determined by us by Class and Redetermination Class.  The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.  We may use rates lower than the guaranteed maximum rates.
Basis of Values   Minimum Policy values are based on the guaranteed minimum and maximum rates/amounts shown in the Policy Specifications.  The values of this policy are at least equal to the minimum required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.  A detailed statement of the basis of the charges and the method of computation has been filed with the Interstate Insurance Product Regulation Commission.

Changes to NGEs   Subject to the guaranteed maximums and guaranteed minimums shown in this Policy, we may change (also known as redetermine) the NGEs that apply to your Policy. We will not make any changes to these NGEs in order to distribute past gains or recoup past losses.  We have no obligation to adjust the NGEs although in our discretion we may choose to do so.
If we make a change to the Cost of Insurance Rate, M&E Charge, Premium Load, or Monthly Administrative Fee, we will use Redetermination Classes to make those changes. Such changes can be made in consideration of one or more of the following future anticipated or emerging experience factors which may include, but are not limited to: mortality, investment earnings, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements, and reserve requirements.  Any change will apply consistently to all policies of the same Redetermination Class.
If we make a change to the interest rate credited under the Fixed Account or Persistency Bonus Rate, we will use Redetermination Classes to make those changes.  Such changes can be made in consideration of one or more of the following items which may include, but are not limited to: mortality, investment earnings, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements, and reserve requirements.  Any change will apply consistently to all policies of the same Redetermination Class.
Separate Account Provisions
Separate Account   You may allocate your Net Premium Payments and Accumulation Value (except for Loan Account Value) to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications.  The Separate Account was established by a resolution of our Board of Directors as a "separate account" under the insurance law of our state of domicile. The Separate Account under which there are Sub-Accounts is registered as a unit investment trust under the 1940 Act.  The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us. The income, gains or losses from the Separate Account's assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company.  Separate Account assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.
We may change the investment policy of the Separate Account at any time. If required by the Insurance Commissioner, we will file any such change for approval with the Department of Insurance in our state of domicile, and in any other state or jurisdiction where this Policy is issued.
Sub-Accounts   The Separate Account is divided into Sub-Accounts.  The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund.  For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.
Investments of the Sub-Accounts   All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund.  Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company.  After due consideration of appropriate factors, we may eliminate or substitute Underlying Funds in accordance with the "Underlying Fund Withdrawal and Substituted Securities" provision. Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at net asset value.  Deductions by us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at a net asset value equal in total value to the amount to be deducted.
Investment Risk   Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund's investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions.  You bear the entire investment risk of gain or loss of the Separate Account assets under this Policy.
Underlying Fund Withdrawal and Substituted Securities   If a particular Underlying Fund ceases to be available for investment, or if we determine that further investment in a particular Underlying Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), we  may withdraw that particular Underlying Fund as a possible investment under the Separate Account and may substitute shares of a new or different Underlying Fund for shares of the withdrawn Underlying Fund.  We will obtain any necessary regulatory or other approvals prior to taking this action.  We may make appropriate Endorsements to this Policy to the extent reasonably required to reflect any withdrawal or substitution.

Transfer Privilege Provisions
Transfer Privilege   At any time while this Policy is In Force you have the right to transfer amounts among the Fixed Account and Sub-Account(s) available under this Policy, subject to the "Rights of Owner" provision.  All such transfers are subject to the following:
a.	Transfers may be made by Request, subject to our consent. Our consent is revocable upon Notice to you.
b.
Transfer Requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c.	We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.
d.	A single transfer Request may consist of multiple transactions.
e.	The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which you have premium allocated.
f.	The amount being transferred may not be less than the Minimum Transfer Amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.
g.
Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than the Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer as shown in the Policy Specifications.

h.
Transfers involving Sub-Account(s) will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Underlying Funds.

Transfer Fees   We reserve the right to charge a fee for each transfer request in excess of the Policy Year's maximum number of transfers as shown in Policy Specifications. The Transfer Fee will not exceed the Transfer Fee shown in the Table of Expense Charges and Fees of the Policy Specifications. Transfer fees may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made.
Transfers from the Fixed Account   Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging or Automatic Rebalancing programs.  The amount of all transfers in any Policy Year will not exceed the amount shown under the Limitations on Transfers from the Fixed Account in the Policy Specifications.  We reserve the right to waive this limit.
Transfers From a Sub-Account   Transfers which request that amounts be transferred from one or more Sub-Account(s) may be:
a.	refused if the Underlying Fund refuses a transfer request from us; or
b.	restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about your trading activity which we have provided to the Underlying Fund.
Change of Terms and Conditions   We reserve the right to limit or modify transfers that may have an adverse effect on other Policy Owners.  Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other Policy Owners.
Surrender Provisions
Surrender   Upon Request, you may surrender this Policy for its Surrender Value while this Policy is In Force and at least one of the Insureds is living.  Surrender of this Policy is effective on the Valuation Day we receive both this Policy and your Request for surrender.  All coverage under this Policy will terminate upon surrender for its Surrender Value.
The Surrender Value will be paid in a lump sum unless you choose a settlement option we make available.  Any deferment of payments will be subject to the "Deferment of Payments" provision.
Surrender Charges   If you submit a Request for either a full surrender of this Policy or a decrease in Specified Amount, a charge will be assessed using the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.
Charge for Decrease in Specified Amount   For decreases in Specified Amount, excluding full surrender of this Policy, the surrender charge, if any, will be calculated as described in the Table of Surrender Charges in the Policy Specifications.

The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and any Sub- Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.
We may limit Requests for decreases in Specified Amount to the extent there is insufficient Surrender Value to cover the necessary charges.
Surrender Charge for Full Surrender   Upon full surrender of this Policy, the surrender charge equals:
a.	the entire amount shown in the Table of Surrender Charges in the Policy Specifications;
b.	multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.
In no event will the charge assessed upon a full surrender exceed the then current Accumulation Value less any Debt.
A new schedule of surrender charges will apply with respect to each increase in Specified Amount.  For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".
Partial Surrender (i.e. Withdrawal)   Upon Request and subject to our consent, you may make a partial surrender from this Policy on any Valuation Day while this Policy is In Force.  Our consent is revocable upon Notice to you.  Any deferment of payment of a partial surrender will be subject to the "Deferment of Payments" provision.
The amount of the partial surrender Requested is subject to the Amount of Partial Surrenders as shown in the Policy Specifications.
The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications.  The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub- Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.
Any surrender from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which each Sub-Account is reduced.  The cancellation of such units will be calculated using the Variable Accumulation Unit Value of each Sub-Account determined at the close of the Valuation Period during which the surrender is effective.
Effect of Partial Surrenders on Accumulation Value and Specified Amount   As of the end of the Valuation Day on which there is a partial surrender, the Accumulation Value will be reduced by the amount of the partial surrender.
The Death Benefit Proceeds will be reduced.  The Specified Amount may also be reduced.  The amount of the reduction will be equal to the greater of:
a.	zero; or
b.	an amount equal to the amount of the partial surrender minus the greater of i) zero or ii) the result of [(1) minus (2)] divided by (3), where:
(1)
is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(2)	is the Specified Amount immediately prior to the partial surrender; and
(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
Loan Provisions
Loans   If this Policy has Surrender Value available, we will grant a loan against the Policy provided:
a.	a loan agreement is properly executed; and
b.	you make a satisfactory assignment of this Policy to us. The Surrender Value of this Policy serves as the sole security for the loan.
A loan may be for any amount up to the then current Surrender Value.  We reserve the right to limit the amount on any loan to 90% of the current Surrender Value.  The amount borrowed will be paid within 7 calendar days of our receipt of your loan Request, except as specified in the "Deferment of Payments" provision.
Surrender Value enhancements provided under any Rider that may be attached to your Policy are not included in the amounts available for a loan.

The Minimum Loan Amount is shown in the Policy Specifications.  We reserve the right to modify this amount in the future.
We will withdraw such loan from the Fixed Account and/or the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s). Such amounts will become part of the Loan Account. The outstanding loan balance at any time includes accrued interest.
Loan Account   An amount equal to the amount of any loan will be transferred out of the Fixed Account and/or Sub-Account(s), as described above, and into the Loan Account. Interest will be credited to the Loan Account as described in the "Interest Credited Under Loan Account" provision.  Please refer to the "Loan Account Value" provision.
Interest Rate Charged on Loan Account   Interest charged on the Loan Account will be at an annual rate as shown in the Policy Specifications, payable in arrears.  Interest charged on the Loan Account accrues daily and is payable on each Policy Anniversary or as otherwise agreed to In Writing by you and us.  If you do not pay the interest when it is due, the loan interest amount will be transferred out of the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) and into the Loan Account, unless both you and we agree otherwise by Request.
Loan Repayment   Debt may be repaid at any time while this Policy is In Force.  The minimum loan repayment is the lesser of the Minimum Loan Repayment Amount shown in the Policy Specifications or the amount of the outstanding Debt.
The Debt and the Loan Account Value will be reduced by the amount of any loan repayment. Any repayment of Debt, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s) in the same proportion in which Net Premium Payments are currently allocated.
Debt   A loan against this Policy, unless repaid, will have an effect on the Surrender Value.  A loan reduces the then Surrender Value while repayment of a loan increases the Surrender Value.  Any Debt at time of settlement will reduce the Death Benefit Proceeds payable under this Policy.
If at any time the total Debt against this Policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge, the Policy will enter the grace period as described in the "Grace Period" provision.
General Provisions
Annual Report   We will send you a report at least once a year without charge showing the activity of this Policy for the past Policy Year. The report will show:
a.	The beginning and end dates of the report;
b.	the Accumulation Value as of the reporting date;
c.	premiums paid, interest and amount credited to the Accumulation Value since the last report;
d.	the current death benefit;
e.	the current Policy values;
f.	any Premium Load, Administrative Fees, Monthly Deductions, Cost of Insurance, and partial surrenders deducted since the last report;
g.	outstanding Debt; and
h.	a notice if the Surrender Value will not keep this Policy In Force until the end of the next Policy Year unless further premium payments are paid.
This report will also include any other information required under federal law and the laws and regulations of the state in which this Policy is delivered.
Compliance with the Internal Revenue Code   This Policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this Policy are intended to qualify for the tax treatment accorded to life insurance under Federal law.  If at any time the premium paid under this Policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within 60 days after the end of the Policy Year in which the premium was received.  The interest rate used on any refund will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from this Policy.  Any interest may be taxable to you.
We reserve the right to increase the death benefit (which may result in larger charges under this Policy) or to take any other action deemed necessary to maintain this Policy's compliance with the federal tax definition of life insurance. We also reserve the right to refuse to make any change in the Specified Amount or any other change if such change would cause this Policy to fail to qualify as life insurance under the Internal Revenue Code.

Conformity with Interstate Insurance Product Regulation Commission Standards   This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission (the Commission) and issued under the Commission Standards.  On this provision's effective date, any provision of this Policy that is in conflict with the Commission Standards for this product type is hereby amended to the Commission Standards for this product type as of the provision's effective date.
Deferment of Payments   Any amounts payable as a result of loans, full surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 calendar days after we receive your Request.  However, payment of amounts from the Sub-Account(s) may be postponed until the next Valuation Day.  Additionally, we reserve the right to defer the payment of such amounts from the Fixed Account for up to 6 months from the date we receive your Request. During any such deferred period, the amount payable will bear interest as required by law.  However, a loan or partial surrender for payment of premium to us will not be deferred.
Modified Endowment   Only with your Election, provided at the time of application or a later date, will this Policy be allowed to become a modified endowment contract under the Internal Revenue Code. Otherwise, if at any time the premiums paid under this Policy exceed the limit for avoiding modified endowment contract status, the excess premium will be held in a separate deposit fund, credited with interest, and will be used to pay future premium payments. The funds held in the separate deposit fund are not considered part of your Accumulation Value, and any interest may be taxable and you should consult a tax advisor if you have questions regarding this. If you instead elect to have the excess premium refunded to you, we will refund the excess premium to you with interest within sixty days after the end of the Policy Year in which the premium was received. The interest rate used on any refund or credited to the separate deposit fund created by this provision will be a rate of interest that we declare from time to time.  Any interest may be taxable to you.
Payment of Proceeds   Proceeds mean the amount payable:
a.	upon the full surrender of this Policy; or
b.	upon the Second Death.
Upon the Second Death, while this Policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds.  Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death of the Insureds.  If the Second Death occurs within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds plus interest, if applicable.
If this Policy is surrendered before the Second Death, the Proceeds payable upon full surrender will be the Surrender Value.
The Proceeds payable under this Policy are subject to the adjustments described in the following provisions:
a.	"Misstatement of Age or Sex";
b.	"Incontestability";
c.	"Suicide";
d.	"Effect of Partial Surrenders on Accumulation Value and Specified Amount";
e.	"Grace Period";
f.	"Debt"; and
g.	"Premium Refund at Second Death".
We may require return of this Policy when Death Benefit Proceeds are paid.  Proceeds will be paid in a lump sum unless you choose a settlement option we make available.
Projection of Benefits and Values   Upon your Request, we will provide a projection of illustrative future Death Benefit Proceeds and Policy values once a year without charge.  Additional projections are available at any time upon Request. If you submit a Request for more than one projection in a year, we reserve the right to charge a fee not to exceed $10.00 for each additional projection.

Effect of Policy on Riders Provisions
Effect of Policy on Riders   Any reference to the following terms contained in any Rider attached to this Policy will be modified as follows:
a.	"Variable Account" will mean "Separate Account" as defined in this Policy;
b.	"Date of Issue" will mean "Policy Date" as defined in this Policy;
c.	"Continuation of Coverage" provision refers to this Policy's "Continuation of Coverage After Younger Insured's Attained Age 121" provision;
d.	"Schedule 1" will mean "Table of Surrender Charges shown in the Policy Specifications"; and
e.	"Schedule 4" will mean "Corridor Percentages Table shown in the Policy Specifications".
If any of the following Riders or Endorsements are attached to this Policy, the Riders and Endorsements will be amended as follows:
Enhanced Surrender Value Rider: "Death Benefit Option" (which may also be referred to as "Death Benefit Option 1 (Level)") will mean the Specified Amount on the date of the Second Death, less any Debt.
Premium Reserve Rider: "Net Accumulation Value" will mean "Surrender Value" as defined in this Policy.  In the "Death Benefit Options" provision, Death Benefit Option 1 (Level) will apply to this Policy.
Effect of Riders on Policy Provisions
Effect of Riders on Policy Provisions   If any Riders are attached to and made part of this Policy, Policy provisions and definitions may be impacted, including those concerning premiums and Policy values.  READ YOUR POLICY AND RIDERS CAREFULLY.
Settlement Options
Payment  When the Second Death occurs while this Policy is In Force, Death Benefit Proceeds will be paid in a lump sum unless you elect to receive Death Benefit Proceeds under a settlement option.  Any settlement option benefits at the time of their commencement will not be less than those that would be provided by the application of Death Benefit Proceeds to purchase a single consideration immediate annuity contract at the purchase rates offered by us at the time to annuitants with the same issue age and sex, if applicable, whether the annuity benefits are payable in fixed or variable amounts or both.  All or part of the Death Benefit Proceeds may be applied under one or more of the settlement options shown below.  The rights to elect and receive payments under a settlement option are subject to the conditions stated in this provision.
You may make, change or revoke an Election at any time prior to the Second Death.  Following the Second Death, a Beneficiary may elect an option if you have not elected one or if Death Benefit Proceeds are payable in one sum.  A Beneficiary will always have the option to elect to receive a lump sum payment, but otherwise may make a change in payment under a settlement option you elect only if you provided for it in your Election.
A change of Beneficiary automatically cancels a previous Election of a settlement option.
If this Policy is assigned, the assignee's portion of Death Benefit Proceeds will be paid in one sum.  Any balance of Death Benefit Proceeds may be applied under a settlement option.
The amount applied under an option for the benefit of any Beneficiary must be at least $2,500.  The amount of each payment under an option must be at least $25.00
If Death Benefit Proceeds are payable to an executor, administrator, trustee, corporation, partnership or association, payment will be in one sum unless we agree to payment under a settlement option.
Options
1.	Income for a Fixed Period Monthly installments will be paid for a period agreed upon.
2.	Life Income Monthly installments will be paid as elected under a., b., or c.:
a.	Life Only Installments will be paid for as long as the payee lives.
b.	Guaranteed Period Installments will be paid during the guaranteed period. After that, installments will be paid for as long as the payee lives.
c.	Installment Refund Installments will be paid until the sum of payments equals all Death Benefit Proceeds retained. After that, installments will be paid for as long as the payee lives.
The amount of each installment is determined by the payee's age nearest birthday when payments begin.

3.	Income of Fixed Amount Monthly installments will be paid in an amount agreed upon until Death Benefit Proceeds and interest are exhausted.
4.
Annuity Settlement Option   Instead of any other settlement option, the Death Benefit Proceeds may be used to provide an income which will not be less than the income provided by our Single Premium Immediate Annuity rates and rules in effect on the date the Death Benefit Proceeds are payable.  The amount of each installment will be adjusted to make it payable at the beginning of the payment period.

The amount of each installment based on our Single Premium Immediate Annuity is determined by the payee's age nearest birthday when installments begin.
Guaranteed Basis of Calculation for Payment Option Installments:
Option 1 and 3:                                                1.00% interest compounded annually.
Option 2:	1.00% interest compounded annually and the Annuity 2000 Mortality Table projected to 2030 and then generational mortality improvement applied using projection scale G.
When Installment Payments Begin   Payments are made at the beginning of each payment period.  Payments periods begin on the date Death Benefit Proceeds become due and payable.
Guaranteed and Excess Interest   Payments are calculated at the Guaranteed Basis of Calculation for Payment Option Installments shown above.  When we declare more than that rate, the excess will be paid as part of each payment under Options 1 and 3 and under Option 2 for the Guaranteed Period and Installment Refund.
Claims of Creditors   The Death Benefit Proceeds and any income payments under this Policy will be exempt from the claims of creditors to the extent permitted by law.
Other Conditions and Provisions   Before payments begin under a settlement option, this Policy must be exchanged for a supplementary contract expressing the terms of settlement.
Unless otherwise provided in the supplementary contract, the present value of any payments due after the death of the last surviving payee will be paid to the payee's estate.
Any Debt will decrease the amount placed under a settlement option unless the Debt is paid before installment payments begin.

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The Lincoln National Life Insurance Company

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE SURVIVORSHIP LIFE INSURANCE POLICY
Death Benefit Proceeds are payable if the deaths of both Insureds occurred while this Policy is In Force. Investment results are reflected in Policy benefits.  The Surrender Value is payable upon surrender of this Policy.  Flexible premiums are payable to the earlier of the younger Insureds' Attained Age 121 or the Second Death. Planned Premium payments and additional Riders and/or benefits are shown in the Policy Specifications.  This Policy is non-participating; it is not eligible for dividends.